UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

BOSTON OMAHA CORPORATION (formerly known as REO PLUS, INC.)
(Exact name of registrant as specified in its Charter)

Delaware	27-0788438
(State or other jurisdiction of Incorporation)	(IRS Employer Identification Number)

292 Newbury Street, Suite 333 Boston, Massachusetts 02115 (857) 256-0079
(Address and telephone number of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [ X ]

Securities Act registration statement file number to which this form relates: 333-170054

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered

Our authorized capital stock consists of (i) 11,000,000 shares of Common Stock, par value $0.001 per share, of which 1,161,116 shares are designated "Class A Common Stock", and (ii) 1,000,000 shares of Preferred Stock, par value $0.001 per share.  Only our general Common Stock shall be registered pursuant to this Form 8-A, and not the Class A Common Stock.

Holders of record of Common Stock will be entitled to receive dividends when and if declared by the Board of Directors, out of funds legally available therefor.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, each holder of Common Stock will be entitled to receive, along with holders of Class A Common Stock and Preferred Stock, his, her or its pro rata portion of the assets available for distribution.  The Common Stock has no associated preemptive, subscription or conversion rights and is not subject to any redemption or sinking fund provisions.  There is no right to cumulative voting in election of directors. There are no provisions discriminating against any existing or prospective holder of Common Stock as a result of such holder owning a substantial amount of securities.

The general Common Stock is identical to the Class A Common Stock with respect to all rights and privileges, except that (i) the Class A Common Stock is convertible into shares of general Common Stock at a 1:1 ratio; (ii) each share of Class A Common Stock is entitled to 10 votes in connection with stockholder votes, while each share of general Common Stock is entitled to 1 vote; and (iii) certain directors are elected exclusively by the holders of Class A Common Stock as a separate class.  For a description of the rights of the Class A Common Stock that are superior to the rights of the general Common Stock, see the disclosure contained in Item 5.03 of our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 24, 2015 (SEC file No. 333-170054) and which is incorporated herein by reference (the "June 2015 8-K").  A Voting and First Refusal Agreement, referenced in the June 2015 8-K, also governs elections of directors by holders of the Class A Common Stock and certain automatic conversions of Class A Common Stock into general Common Stock, and this Voting and First Refusal Agreement is referenced in this Form 8-A as Exhibit 4.1.

Our Amended and Restated Certificate of Incorporation, as amended, contains provisions requiring the consent of all directors elected by the holders of Class A Common Stock prior to taking certain actions, including without limitation any action to liquidate, dissolve or wind up the business, or effect any merger, consolidation or other deemed liquidation event.  The Amended and Restated Certificate of Incorporation is referenced in this Form 8-A as Exhibit 3.1, and the Certificate of Amendment and Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation are referenced in this Form 8-A as Exhibit 3.2 and Exhibit 3.3, respectively.

Item 2.  Exhibits

List below all exhibits filed as a part of the registration statement:

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation, filed as Exhibit 4.7 to the Company's Current Report on Form 8-K filed with the Commission on June 24, 2015

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Commission on October 22, 2015

3.3	Second Certificate of Amendment to Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Commission on March 14, 2016

4.1	Voting and First Refusal Agreement, filed as Exhibit 4.8 to the Company's Current Report on Form 8-K filed with the Commission on June 24, 2015

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                                 BOSTON OMAHA CORPORATION
                                                                 (Registrant)

By:  /s/ Alex B. Rozek
Alex B. Rozek, Co-Chief Executive Officer
Date: November 9, 2016